Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Amendment No. 1 to the Registration Statement (Form S-3 No. 333-226038) and related Prospectuses of Karyopharm Therapeutics Inc. for the registration of debt securities, common stock, preferred stock, warrants, and units and to the incorporation by reference therein of our report dated March 15, 2018, with respect to the consolidated financial statements of Karyopharm Therapeutics Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Boston, Massachusetts February 28, 2019